Exhibit 99.1

Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota 55425

July 19, 2007

Pershing Square Capital Management, L.P.
888 Seventh Avenue, 29th Floor
New York, NY 10019
Attn: William A. Ackman

Dear Mr. Ackman:

     Thank you for your letter of July 12, 2007. As we have previously stated, the Ceridian Board welcomes involvement by shareholders and is prepared to review any proposals that might result in a “Superior Proposal” as permitted by the pending merger agreement, dated May 30, 2007, by and among Ceridian Corporation, Foundation Holdings, Inc. and Foundation Merger Sub, Inc. The Board remains committed to its goal of maximizing shareholder value through its review of all alternatives.

     After reviewing your letter, the Board has concluded that you have not made an offer which we can evaluate to determine if it may result in a Superior Proposal in accordance with the standards set forth in our merger agreement. As disclosed in our preliminary proxy filing, the Board and its advisors have previously considered and evaluated the alternatives that you listed in your letter in the course of the Board’s review of strategic alternatives that we announced on February 13, 2007. In order for us to understand and evaluate a specific proposal in accordance with the standards set forth in the merger agreement, and to allow us to conclude whether it is or is reasonably likely to result in a Superior Proposal, we would need to be provided with details about the structure of the proposed transaction, the parties to such a transaction and their financial resources, the price to be offered by such a transaction, the financing for such a transaction, and any other details that might help the Board assess the proposal.

     The Board welcomes receipt of any bona fide offers in accordance with the standards set forth in our merger agreement and the Board’s fiduciary duties. If the Board determines that an offer is or is reasonably likely to result in a Superior Proposal, the Board will be happy to provide confidential information and commence discussions.

     We thank you for your continued interest.

On behalf of the Ceridian Board of Directors,

/s/ L. White Matthews, III
L. White Matthews, III
Chairman of the Board